EXHIBIT 3.3
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ORION ENERGY SYSTEMS, INC.
     These Amended and Restated Articles of Incorporation supersede and take the place of the heretofore existing Articles of Incorporation and any amendments thereto.
ARTICLE I. NAME
     The name of the Corporation is Orion Energy Systems, Inc.
ARTICLE II. PURPOSES
     The Corporation is organized under the Wisconsin Business Corporation Law. The purposes for which this Corporation is organized are to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law.
ARTICLE III. DURATION
     The period of existence shall be perpetual.
ARTICLE IV. CAPITAL STOCK
     The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is two hundred thirty million (230,000,000) shares, consisting of: (i) two hundred million (200,000,000) shares of a class designated as “Common Stock,” with no par value per share; and (ii) thirty million (30,000,000) shares of a class designated as “Preferred Stock,” with a par value of one cent ($.0l) per share
     Any and all such shares of Common Stock and all Preferred Stock may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors. Any and all of the shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid capital stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments.
     The designation, relative rights, preferences and limitations of the shares of each class and the authority of the Board of Directors of the Corporation to establish and to designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations as between such series, shall be as set forth herein.
     4.1 Common Stock.
          (a) General. The designations, powers, preferences, rights, qualifications, limitations, restrictions and relative rights of the Common Stock are as set forth in this Section 4.1. Except as otherwise required by the Wisconsin Business Corporation Law, all shares of

Common Stock will be identical in all respects and will entitle the holders thereof to the same rights, preferences and powers, subject to the same qualifications, limitations and restrictions, as set forth herein. The dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock. Fractional shares of Common Stock may be issued.
          (b) Voting Rights. Except as otherwise required by the Wisconsin Business Corporation Law and except as may be determined by the Board of Directors with respect to the Preferred Stock pursuant to Section 4.2 of this Article IV, only the holders of Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of Common Stock will be entitled to one (1) vote for each share of Common Stock held by such holder. There will be no cumulative voting.
          (c) Dividends. The holders of Common Stock will be entitled to receive such dividends as the Board of Directors of the Corporation may declare from time to time from funds legally available therefor and subject to any preferential dividend rights of the Preferred Stock as described in Section 4.2.
          (d) Liquidation. In case of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive on a pro rata basis the proceeds of any remaining assets of the Corporation, subject to any preferential liquidation rights of the Preferred Stock.
          (e) Preemptive Rights. Except as may be granted in a written agreement with the Corporation, the holders of Common Stock have no preemptive or preferential right to purchase or subscribe for, or otherwise acquire, any shares of Common Stock, Preferred Stock or any other class or series of capital stock of the Corporation.
     4.2 Preferred Stock.
          (a) Series and Variations Between Series. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by the Wisconsin Business Corporation Law and the provisions of this Section 4.2, to provide for the issuance of the Preferred Stock in series, to establish or change the number of shares to be included in each such series and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors of the Corporation with respect to each series shall include, but not be limited to, determination of the following:
         (i) The number of shares constituting that series and the distinctive designations of that series;
         (ii) The dividend rate or rates on the shares of that series and/or the method of determining such rate or rates and the timing of dividend payments on the shares of such series;

         (iii) Whether and to what extent the shares of that series shall have voting rights;
         (iv) Whether the shares of that series shall be convertible into shares of stock of any other series, and, if so, the terms and conditions of such conversion, including the price or prices and the rate or rates of conversion and the terms of adjustment thereof;
         (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
         (vi) The rights of the shares of that series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
         (vii) The obligation, if any, of the Corporation to retire shares of that series pursuant to a sinking fund; and
         (viii) Any other relative rights, preferences and limitations of that series.
     Subject to the designations, relative rights, preferences and limitations provided pursuant to this Section 4.1, each share of Preferred Stock shall be of equal rank with each other share of Preferred Stock.
ARTICLE V. REGISTERED AGENT
     The address of the Corporation’s initial registered office is 25 West Main Street, Madison, Wisconsin 53703, and the name of the registered agent at such address is CSC-Lawyers Incorporating Service Company.
ARTICLE VI. BOARD OF DIRECTORS
     6.1 Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The general powers, number and classification of directors shall be as set forth in Sections 1, 2 and 3 of Article III of the By-Laws of the Corporation (and as such sections shall exist from time to time). Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser affirmative vote may be specified by law), the affirmative vote of shareholders possessing at least seventy-five percent (75%) of the voting power of the then outstanding shares of all classes of stock of the Corporation generally possessing voting rights in elections of directors, considered for this purpose as one class, shall be required to amend, alter, change or repeal, or to adopt any provision inconsistent with, such Sections 1, 2 and 3 of Article III of the By-Laws, or any provision thereof; provided, however, that the Board of Directors, by a resolution adopted by the Requisite Vote (as defined herein), may amend, alter, change or repeal, or adopt any provision inconsistent with, Sections 1, 2 and 3 of Article III of the By-Laws, or any provision thereof, without the vote of the shareholders. As used herein, the term “Requisite Vote” shall mean the affirmative vote of at least two-thirds of the directors then in office plus one director.
     6.2 Election by Holders of Preferred Stock. Notwithstanding the foregoing or any provisions of the Corporation’s By-Laws, whenever the holders of outstanding shares of one or more series of Preferred Stock are entitled to elect a director or directors of the Corporation separately as a series or together with one or more other series pursuant to a resolution of the Board of Directors providing for the establishment of such series, the election, term of office, removal and filling of vacancies in respect of such director or directors shall be governed by the resolution of the Board of Directors so providing for the establishment of such series and by applicable law, and such directors so elected shall not be divided into classes unless expressly provided by the terms of the applicable series.
     6.3 Amendments to Article VI. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation (and notwithstanding the fact that a lesser affirmative vote may be specified by law), the affirmative vote of shareholders possessing at least seventy-five percent (75%) of the voting power of the then outstanding shares of all classes of stock of the Corporation generally possessing voting rights in elections of directors, considered for this purpose as one class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, the provisions of this Article VI.